Exhibit 99.4

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

TKK Symphony Acquisition Corporation (“TKK”), the predecessor of Glory Star New Media Group Holdings Limited, is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Business Combination with Glory Star New Media Group Limited (“Glory Star”), which was consummated on February 14, 2020.

The unaudited pro forma combined balance sheet as of September 30, 2019 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2019 and for the year ended December 31, 2018 give pro forma effect to the Business Combination as if it had occurred as of the earliest period presented. This information should be read together with Glory Star’s and TKK’s respective unaudited and audited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Glory Star,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TKK” and other financial information included elsewhere in this Form 8-K and in the Company’s Second Amended and Restated Offer to Purchase (the “Offer to Purchase”), filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 99.(A)(1)(D) to its Schedule TO (Amendment No. 7) dated January 3, 2020.

The unaudited pro forma combined balance sheet as of September 30, 2019 has been prepared using the following:

●	Glory Star’s unaudited historical consolidated balance sheet as of September 30, 2019, as included as an Exhibit in this Form 8-K; and

●	TKK’s unaudited historical balance sheet as of September 30, 2019, as included as an Exhibit in the Offer to Purchase.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2019 has been prepared using the following:

●	Glory Star’s unaudited historical consolidated statement of income and comprehensive income for the nine months ended September 30, 2019, as included as an Exhibit in this Form 8-K; and

●	TKK’s unaudited historical statement of operations for the nine months ended September 30, 2019, as included as an Exhibit in the Offer to Purchase.

The unaudited pro forma combined statement of operations for the year ended December 31, 2018 has been prepared using the following:

●	Glory Star’s audited historical consolidated statement of income and comprehensive income for the year ended December 31, 2018, as included as an Exhibit in the Offer to Purchase; and

●	TKK’s audited historical statement of operations for the period from February 5, 2018 (inception) through December 31, 2018, as included as an Exhibit in the Offer to Purchase.

Description of the Transaction

Upon closing of the Business Combination (the “Closing”), TKK acquired all of the issued and outstanding securities of Glory Star in exchange for (i) approximately 41,204,025 of TKK’s ordinary shares (“Closing Payment Shares”), or one ordinary share for approximately 0.04854 outstanding shares of Glory Star, of which 2,060,201 of the Closing Payment Shares (the “Escrow Shares”) shall be deposited into escrow to secure certain indemnification obligations of the Sellers, plus (ii) earnout payments consisting of up to an additional 5,000,000 ordinary shares if the combined company meets certain financial performance targets for the 2019 fiscal year and an additional 5,000,000 ordinary shares if the combined company meets certain financial performance targets for the 2020 fiscal year (the “Earnout Shares”). In the event that a financial performance target is not met for the 2019 fiscal year and/or 2020 fiscal year but the combined company meets certain financial performance targets for the 2019 fiscal year and 2020 fiscal year combined, the Sellers will be entitled to receive any Earnout Shares that they otherwise did not receive (the “Alternative Earnout”).

Accounting for the Transaction

The Business Combination will be accounted for as a reverse merger, accompanied by a recapitalization, in accordance with U.S. GAAP. Under this method of accounting, TKK will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Glory Star controlling the majority of the relative voting rights, Glory Star being expected to have the largest interest of the combined company, Glory Star’s senior management comprising the senior management of the combined company, the relative size of Glory Star compared to TKK, and Glory Star’s operations comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Glory Star issuing stock for the net assets of TKK, accompanied by a recapitalization. The net assets of TKK will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Glory Star.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable, and as it relates to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the combined company will experience. Glory Star and TKK have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 41,204,025 TKK ordinary shares issued to Glory Star.

PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2019
(UNAUDITED)

	(A) Glory Star	(B) TKK	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	$3,969	$47	$257,863	(2)
			500	(3)
			(142)	(4)
			(257,720	)(5)	$4,517
Accounts receivable, net	44,900	-	-		44,900
Prepaid expenses and other current assets	3,983	76	-		4,059
Total Current Assets	52,852	123	501		53,476
Marketable securities held in Trust Account	-	256,286	1,577	(1)
			(257,863	)(2)	-
Property and equipment, net	346	-	-		346
Intangible assets	10	-	-		10
Deferred tax assets	260	-	-		260
Unamortized produced content, net	1,731	-	-		1,731
Long-term accounts receivable, net	-	-	-		-
Long-term prepayment	14,896	-	-		14,896
Total Assets	$70,095	$256,409	$(255,785)		$70,719

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$9,341	$204	$3,002	(4)	$12,547
Short-term bank loans	2,828	-	-		2,828
Advance from customers	904	-	-		904
Taxes payable	2,664	-	-		2,664
Convertible promissory note	-	-	4,000	(4)	4,000
Advances and loans from related party	-	850	500	(3)	1,350
Due to related parties	1,501	-	-		1,501
Total Liabilities	17,238	1,054	7,502		25,794

Mezzanine equity	-	-	-		-
Ordinary shares subject to redemption	-	250,355	(250,355	)(5)	-
	-	250,355	(250,355)		-

Commitments and Contingencies

Shareholders’ Equity
Ordinary shares	-	1	-
			4	(6)	5
Additional paid in capital	12,933	424	(7,365	)(5)
			4,571	(6)	10,563
Statutory reserve	412	-	-		412
Accumulated other comprehensive loss	(2,039)	-	-		(2,039)
Retained earnings (Accumulated deficit)	41,557	4,575	1,577	(1)
			(7,144	)(4)
			(4,575	)(6)	35,990
Total Shareholders' Equity	52,863	5,000	(12,932)		44,931
Non-Controlling Interest	(6)	-	-		(6)
Total Liabilities and Equity	$70,095	$256,409	$(255,785)		$70,719

Pro Forma Adjustments to the Unaudited Combined Balance Sheet

(A)	Derived from the unaudited consolidated balance sheet of Glory Star as of September 30, 2019.

(B)	Derived from the unaudited balance sheet of TKK as of September 30, 2019.

(1)	Reflects additional interest earned on the Trust Account.

(2)	Reflects the release of cash from marketable securities held in the Trust Account.

(3)	Reflects additional loans and advances in the aggregate amount of $.5 million made by related parties.

(4)	Reflects the payment and accrual of fees and expenses related to the Business Combination, including legal, financial advisory, accounting and other professional fees.

(5)	Reflects the redemption of 24,986,159 TKK shares for shareholders who elected cash redemptions for cash payment of $257.7 million.

(6)	Reflects recapitalization of Glory Star through (a) the contribution of all the share capital in Glory Star to TKK, (b) the issuance of 41,204,025 TKK shares and (c) the elimination of the historical accumulated deficit of TKK, the accounting acquiree.

Upon consummation of the Business Combination, 25,000,000 rights converted into 2,500,000 TKK shares and 400,000 TKK shares were cancelled by the Sponsor.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2019
(UNAUDITED)

	(A) Glory Star	(B) TKK	Pro Forma Adjustments		Pro Forma Income Statement

Net revenues	$51,083	$-	$-		$51,083

Cost of revenues	28,301	-	-		28,301
Selling and marketing	2,053	-	-		2,053
General and administrative	1,225	1,434	(2,023	)(1)	636
Research and development	225	-	-		225
Operating income (loss)	19,279	(1,434)	2,023		19,868

Other income (expense):
Interest income	-	4,423	(4,423	)(2)	-
Unrealized loss on marketable securities	-	(23)	23	(2)	-
Interest expense	(354)	-	-		(354)
Other income, net	16	-	-		16
Income before income taxes	18,941	2,966	(2,377)		19,530
Benefit (provision) for income taxes	(316)	-	(594	)(3)	(910)
Net income	18,625	2,966	(2,971)		18,620
Less: net loss attributable to non-controlling interests	(290)	-	-		(290)
Net income attributable to Company	$18,915	$2,966	$(2,971)		$18,910

Weighted average shares outstanding, basic and diluted		6,926,708	42,841,158	(4)	49,767,866
Basic and diluted net (loss) income per share		$(0.19)			$0.38

PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2018
(UNAUDITED)

	(C) Glory Star	(D) TKK	Pro Forma Adjustments		Pro Forma Income Statement

Net revenues	$57,801	$-	$-		$57,801

Cost of revenues	37,352	-	-		37,352
Selling and marketing	3,250	-	-		3,250
General and administrative	3,214	277	(14	)(1)	3,477
Reseacrh and development	502	-	-		502
Operating income (loss)	13,483	(277)	14		13,220

Other income (expense):
Interest income	-	1,947	(1,947	)(2)	-
Unrealized loss on marketable securities	-	(61)	61	(2)	-
Interest expense	(497)	-	-		(497)
Other income, net	301	-	-		301
Income before income taxes	13,287	1,609	(1,872)		13,024
Provision for income taxes	(241)	-	(468	)(3)	(709)
Net income	13,046	1,609	(2,340)		12,315
Less: net income attributable to non-controlling interests	143	-	-		143
Net income attributable to Company	$12,903	$1,609	$(2,340)		$12,172

Weighted average shares outstanding, basic and diluted		6,592,952	43,174,914	(4)	49,767,866
Basic and diluted net (loss) income per share		$(0.04)			$0.24

Pro Forma Adjustments to the Unaudited Combined Statements of Operations

(A)	Derived from the unaudited consolidated statement of income and comprehensive income of Glory Star for the nine months ended September 30, 2019.

(B)	Derived from the unaudited statement of operations of TKK for the nine months ended September 30, 2019.

(C)	Derived from the audited consolidated statement of income and comprehensive income of Glory Star for the year ended December 31, 2018.

(D)	Derived from the audited statement of operations of TKK for the period from February 5, 2018 (inception) through December 31, 2018.

(1)	Represents an adjustment to eliminate direct, incremental costs of the Business Combination which are reflected in the historical financial statements of Glory Star in the amount of $0.4 million and $0.015 million for the nine months ended September 30, 2019 and for the year ended December 31, 2018, respectively, and in the historical consolidated financial statements of TKK in the amount of $1.6 million and $0 million for the nine months ended September 30, 2019 and for the year ended December 31, 2018, respectively.

(2)	Represents an adjustment to eliminate interest income and unrealized loss on marketable securities held in the Trust Account as of the beginning of the period.

(3)	To record the tax effect of the pro forma adjustments applied at Glory Star’s normalized blended statutory income tax rate of 25.0%.

(4)	The calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the initial public offering occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period.

The following presents the calculation of basic and diluted weighted average shares outstanding. The computation of diluted income (loss) per share excludes the effect of warrants to purchase 19,000,000 TKK shares, because the inclusion of these securities would be anti-dilutive.

Weighted average shares calculation, basic and diluted
TKK Public Shares (1)	2,513,841
TKK Shares held by Sponsor	6,050,000
TKK Shares issued to Glory Star in Business Combination	41,204,025
Weighted average shares outstanding	49,767,866
Percent of shares owned by Glory Star holders	82.8%
Percent of shares owned by holders of TKK shares	17.2%

(1)	Includes shares received upon the conversion of rights.